EXHIBIT 10.1

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) is made and entered into as of December 27, 2023, by and between John Farlinger (“Employee”) and Assure Holdings Corp., a Nevada corporation (the “Company” or “Employer”).

RECITALS

A.            The Company wishes to memorialize the terms and conditions of Employee’s employment as previously agreed to between the Company and the Employee as set forth in this Agreement.

B.             The Company desires to obtain the services of Employee as its Chief Executive Officer, in which capacity Employee has access to Employer’s Confidential and Proprietary Information (as defined below), and to obtain assurance that Employee will protect Employer’s Confidential and Proprietary Information and will not compete with Employer or solicit its customers or its other employees during the term of employment and for a reasonable period of time after termination of employment pursuant to this Agreement, and Employee is willing to agree to these terms.

C.             Employee desires to be assured of the salary, bonus opportunity and other benefits in this Agreement.

D.            The Company has been employing Employee as its Chief Executive Officer since August 28, 2019 and wishes to state the agreed upon terms and conditions of Employee’s employment in this Agreement.

E.             Employee had a prior agreement with the Company dated June 1, 2018 regarding the initial terms and conditions of Employee’s employment (“Prior Employment Agreement”).

F.             This Agreement supersedes all prior agreements and understandings (including, without limitation, the Prior Employment Agreement) effective as of the date hereof.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants in this Agreement, and other good and valuable consideration, the parties agree as follows:

1.             Employment. Employer hereby employs Employee, and Employee agrees to be employed as the Company’s Chief Executive Officer. Employee will report directly to the Company’s Board of Directors (the “Board”). Changes may be made from time to time by Employer, acting through the Board (which, unless otherwise specified herein, shall include any committee appointed by the Board), in its sole discretion to the duties, reporting relationships and title of Employee. Employee will devote full time and attention to Employee’s duties as the Company’s Chief Executive Officer. Employee will comply with all rules, policies and procedures of Employer as modified from time to time, including without limitation, rules and procedures set forth in the Company’s written policies and employee handbook. Employee will perform all of Employee’s responsibilities in compliance with all applicable laws and will ensure that the operations that Employee manages are in compliance with all applicable laws. During Employee’s employment, Employee will not engage in any other business activity which, in the reasonable judgment of the Board, conflicts with the duties of Employee under this Agreement, whether or not such activity is pursued for gain, profit or other pecuniary advantage.

2.             Term of Employment. The term of employment will not be for a definite period, but rather continue indefinitely until Employee’s employment is terminated in accordance with the terms and conditions of this Agreement.

3.             Compensation. For the duration of Employee’s employment under this Agreement, the Employee will be entitled to compensation which will be computed and paid pursuant to the following subparagraphs. All compensation under this Agreement will be subject to all applicable federal, state, provincial, local or foreign withholding taxes and other deductions required to be paid or withheld in accordance with applicable law.

3.1           Base Salary. Employer will pay to Employee a base salary (“Base Salary”) at an initial annual rate of $405,000, payable in such installments (but in no event less than monthly), subject to withholdings and deductions as required or permitted by law. Employee’s Base Salary will be reviewed annually by the Board and may be adjusted in the sole discretion of Board based on such review. The term "Base Salary" as utilized in this Agreement shall refer to Base Salary as so adjusted.

3.2           Annual Incentive Bonus; 2023 Strategic Objective.

(i)            Employee will be eligible to participate in Employer’s annual incentive bonus plan under which Employee may earn a cash incentive bonus (the “Annual Incentive Bonus”). The terms of the Annual Incentive Bonus plan, including the amount of the Annual Incentive Bonus and the criteria upon which Employee can earn a bonus, will be determined by the Board; provided that the Annual Incentive Bonus that Employee may earn at the target level of achievement (as determined by the Board) shall be at least $250,000 for each fiscal year. Unless otherwise specified in Section 3.2(ii) as to the 2023 Annual Incentive Bonus, unless agreed to between the Company and Employee or unless paid earlier at the sole discretion of the Board, the Annual Incentive Bonus will be paid, to the extent earned, within 30 days after the end of the applicable fiscal year, but only if Employee remains employed by the Company through the last day of the fiscal year. Employee may also participate in other bonus or incentive plans adopted by Employer that are applicable to Employee’s position, as they may be changed from time to time, but nothing herein shall require the adoption or maintenance of any such plan.

(ii)           For 2023, the Annual Incentive Bonus plan applicable to Employee shall be as follows:

(1)            Employee shall earn $125,000 as an Annual Incentive Bonus for 2023 upon the closing of a “Strategic Transaction” as defined on Exhibit A.

(2)            Employee shall earn $125,000 as an Annual Incentive Bonus for 2023 upon the closing of a “Qualifying Change in Control” (as defined below).

(3)            If Employee’s employment is terminated by Employer for Cause (as defined herein) or by Employee without Good Reason (as defined herein), Employee shall not be entitled to any 2023 Annual Incentive Bonus for any closing occurring after the date of termination. Additionally, the Company may require Employee to forfeit any 2023 Annual Incentive Bonus or to repay to the Company any 2023 Annual Incentive Bonus previously paid to him by the Company in the event that Employee is terminated for Cause prior to a Change in Control and if so required by the Company, Employee agrees that notwithstanding anything in this Agreement to the contrary he will forfeit and repay such amounts as required by the Company.

(4)            If Employee’s employment is terminated by Employer without Cause or by Employee for Good Reason prior to December 31, 2023, Employee shall be entitled to the portion of the Annual Incentive Bonus described in Section 3.2(ii)(1) if the closing of a Strategic Transaction shall later occur notwithstanding that Employee’s employment shall have terminated.

(5)            If Employee’s employment is terminated by Employer without Cause or by Employee for Good Reason prior to December 31, 2023, Employee shall be entitled to the portion of the Annual Incentive Bonus described in Section 3.2(ii)(2) if the closing of a Qualifying Change in Control shall later occur notwithstanding that Employee’s employment shall have terminated.

(6)            Unless otherwise agreed to between the Company and Employee or paid earlier at the sole discretion of the Board, any Annual Incentive Bonus for 2023 will be paid within 30 days of being earned (it being understood and agreed that the Annual Incentive Bonus for 2023 will be earned, if at all, in 2024).

(7)            As used in this Section, the following terms shall have the meanings ascribed to them:

(a)            “Change in Control” means (i) a “person” or “group” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) not including or involving Employee becomes, subsequent to the date hereof, the “beneficial owner” (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of Company representing 50% or more of the total voting power represented by Company’s then outstanding voting securities, other than pursuant to a sale by Company of its securities in a transaction or series of related transactions the primary purpose of which is to raise capital for the Company; (ii) a merger or consolidation of Company with any third party that has been approved by the stockholders of Company, other than a merger or consolidation that would result in the voting securities of Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than fifty percent (50%) of the total voting power represented by the voting securities of Company or such surviving entity outstanding immediately after such merger or consolidation; or (iii) the sale or disposition by Company of all or substantially all Company’s assets; provided that none of the following shall constitute a Change in Control (y) a bankruptcy proceeding, dissolution or liquidation of the Company or (z) a majority of the current members of the Board of Directors at the time of execution of this Agreement are no longer on the Board of Directors for any reason whatsoever.

(b)            “Qualifying Change in Control” shall mean a Change in Control that satisfies the criteria set forth on Exhibit A.

3.3           Incentive Stock Options. Employee shall be eligible to participate in the Company’s equity incentive plans on an annual or other basis in the sole discretion of the Board. This Agreement shall have no effect on outstanding awards granted to Employee as of the date hereof.

3.4           401(k) Contribution. Subject to any limitations set forth in the provisions of the Company’s 401(k) plan then in effect (the “401(k) Plan”) and any limitations of applicable law, Employer shall be entitled to participate in the 401(k) Plan on the same basis as other full-time employees of Employer. The 401(k) Plan may be changed from time to time by Employer.

3.5           Other Compensation. Employee is also granted an annual car allowance of up to $16,000 to pay for the Employee’s personal automobile. Employee is granted an annual reimbursement for social security taxes in the amount of $8,537. Employee shall be reimbursed for monthly charges associated with Employee’s mobile phone consistent with the Company’s past practice.

4.             Other Benefits.

4.1           Certain Benefits. Employee will be eligible to participate in all employee benefit programs established by Employer that are applicable to management personnel such as medical, pension, disability and life insurance plans on a basis commensurate with Employee’s position and in accordance with Employer’s policies from time to time, but nothing herein shall require the adoption or maintenance of any such plan.

4.2           Vacations, Sick Days, Holidays and Expenses. For the duration of Employee’s employment hereunder, Employee will be provided such holidays as Employer makes available to its management level employees generally. Employee shall be entitled to take 5 weeks (25 work days) of paid vacation per calendar year, which shall accrue at a rate of 2 and 1/12 days per month at the beginning of each month. Employee’s vacation accrual shall be subject to a 15 day accrual cap; except that (a) vacation days accrued in 2023 will not be subject to a cap and any unused vacation days accrued in 2023 will be carried forward into 2024, (b) any unused vacation days accrued in 2023 and carried forward into 2024 will be forfeited for no consideration unless used by December 31, 2024, and (c) if Employee’s employment is terminated prior to December 31, 2024 for any reason, Employee may elect to be paid a cash amount equal to vacation days accrued in 2023 and unused as of the date of termination. Employee shall also be entitled to 7 days of sick leave per year, which employee shall accrue at the beginning of each calendar year. Employee’s sick leave accrual shall be subject to a 10 day accrual cap. Employer will reimburse Employee in accordance with company policies and procedures for reasonable expenses necessarily incurred in the performance of duties hereunder against appropriate receipts and vouchers indicating the specific business purpose for each such expenditure.

5.             Termination of Employment. Either the Company or Employee may terminate this Agreement at any time or for any reason in accordance with the terms of this Section 5. Unless another notice period is required by this Agreement, Employee agrees to provide the Company with at least 30 days’ written notice before terminating Employee’s employment.

5.1           Definitions.

(i)            “Cause.” For purposes of this Agreement, the Company shall have “Cause” to terminate Employee’s employment under the following circumstances:

(1)            Employee’s failure to perform Employee’s duties in a competent and diligent manner (other than any such failure resulting from incapacity due to physical or mental illness as designated by a treating physician or a physician designated by the Company);

(2)            Employee’s willful failure to comply with any valid and legal directive of the Board;

(3)            Employee’s engaging in dishonesty, illegal conduct, or gross misconduct, which is, in each case, injurious to the Company or its affiliates;

(4)            Employee’s embezzlement, misappropriation, or fraud, whether or not related to Employee’s employment with the Company;

(5)            Employee committing a felony or Employee committing a misdemeanor involving moral turpitude that is work-related, materially impairs Employee’s ability to perform services for the Company, or results in harm to the Company or its affiliates;

(6)            Employee’s material violation of a policy of the Company;

(7)            Employee’s willful unauthorized disclosure of Confidential and Proprietary Information (as defined below);

(8)            Employee’s material breach of any material obligation under this Agreement or any other written agreement between the Employee and the Company; or

(9)            Employee’s material failure to comply with the Company’s written policies or rules, as they may be in effect from time to time during Employee’s employment, if such failure causes harm to the Company.

Before the Company may terminate Employee’s employment for Cause pursuant to Subsections 5.1(i)(1), (2), (6), (8), or (9) above, the Company must first provide Employee with written notice of its intent to terminate the Employee for Cause if employee does not cure the Company’s basis for terminating Employee’s employment for Cause within 20 calendar days (“Notice and Opportunity to Cure”). Upon delivery of such Notice and Opportunity to Cure to Employee, Employee shall have 20 days to cure the act(s) or omission(s) described in the Notice and Opportunity to Cure and if Employee fails to do so, the Company may terminate Employee’s employment for Cause.

(ii)           “Good Reason.” For purposes of this Agreement, Employee shall have “Good Reason” to terminate Employee’s employment under the following circumstances:

(1)            A material reduction in Employee’s Base Salary other than a general reduction in Base Salary that affects all Company executives in substantially the same proportion;

(2)            A material reduction in Employee’s target Annual Incentive Bonus opportunity (e.g. the bonus amount Employee would receive for meeting the goals and objectives set by the Company);

(3)            Any material breach by the Company of any material provisions of this Agreement or any material provision of any other agreement between the Company and Employee;

(4)            The Company’s failure to obtain an agreement from any successor to the Company to assume and agree to perform the obligations to Employee set forth in this Agreement in the same manner and to the same extent that the Company would be required to perform if no succession had taken place, except where such assumption occurs by operation of law;

(5)            A material, adverse change in Employee’s authority, duties, or responsibilities (other than temporarily while Employee is physically or mentally incapacitated or as required by applicable law);

(6)            A material adverse change in the reporting structure applicable to Employee; or

(7)            A Change in Control shall occur.

Employee may not terminate Employee’s employment for Good Reason unless Employee first provides the Company with written notice of the circumstances providing grounds for termination for Good Reason within 30 days of the initial existence of such circumstances and the Company has had at least 30 days from the date of such notice to cure such circumstance, but the Company fails to cure such circumstances. If Employee does not terminate Employee’s employment for Good Reason within 30 days after the first occurrence of the applicable grounds, Employee will be deemed to have waived Employee’s right to terminate Employee’s employment for Good Reason with respect to such grounds. The foregoing written notice and termination conditions shall not be applicable to a termination of Employee’s employment for Good Reason under Section 5.1(ii)(7).

(iii)         “Disability” means the incapacity or inability of Employee, whether due to accident, sickness or otherwise, as determined by a medical doctor acceptable to the Board and confirmed in writing by such doctor, to perform the essential functions of Employee’s position under this Agreement, with or without reasonable accommodation (provided that no accommodation that imposes undue hardship on Employer will be required) for an aggregate of ninety (90) days during any period of one hundred eighty (180) consecutive days, or such longer period as may be required under disability law.

5.2           Termination by Employer for Cause, by Employee Without Good Reason, or Due to Employee’s Death or Disability. If Employer terminates Employee’s employment for Cause, or if Employee terminates Employee’s employment without Good Reason, or if Employee’s employment terminates due to Employee’s death or Disability, Employee shall be entitled to receive only the following:

(i)            Any accrued but unpaid Base Salary through the date of termination;

(ii)           If required by law, any accrued but unused vacation;

(iii)          Subject to Section 3.2(ii), any earned but unpaid Annual Incentive Bonus for any completed fiscal year immediately preceding Employee’s termination date;

(iv)           Reimbursement for any unreimbursed business expenses properly incurred by Employee, subject to the Company’s expense reimbursement policy;

(v)            Any benefits to which Employee is entitled under the Company’s benefit plans as of the date of the termination of Employee’s employment.

Upon Employee’s termination for Cause or without Good Reason, Employee shall not be entitled to any notice or severance payment whatsoever. Items 5.2(i) through 5.1(v) are referred to below as the “Accrued Amounts.”

5.3           Termination by the Company Without Cause or by Employee for Good Reason. If the Company terminates Employee’s employment without Cause or if Employee terminates Employee’s employment for Good Reason, and provided that Employee first executes, and then does not revoke as may be allowed by law, a separation and release of claims agreement in favor of the Company, its employees, and its agents, in a form designated by the Company:

(i)            The Company shall pay Employee an amount equal to the sum of (A) 18 months of Employee’s Base Salary in effect on the date of Employee’s termination and (B) 50% of Employee’s target Annual Incentive Bonus in effect on such date (in each case without giving effect to any reduction that results in Employee’s termination with Good Reason), payable in a lump sum on the next regular payroll date that is at least 10 days after the later of (a) the date upon which Employee executes the separation and release of claims agreement; and (b) the expiration of any revocation period set forth in the separation and release of claims agreement. For purposes of this Agreement, “target Annual Incentive Bonus” shall mean the amount payable in cash under the Annual Incentive Bonus plan for the year of termination, waiving any condition precedent to the payment to Employee and assuming that the performance goals for the period were achieved at the 100% level and for the avoidance of doubt, Employee’s target Annual Incentive Bonus for the 2023 Annual Incentive Bonus plan is $250,000.

(ii)           If Employee is eligible for and elect COBRA or state continuation of Employer health, dental and group life insurance benefits, Employer shall pay the portion of such COBRA premium that it pays for active employees until the earlier of: (A) twelve (12) months from the date COBRA coverage begins; or (B) the date COBRA coverage otherwise terminates. Employee shall pay the remaining portion of the premiums for such benefits during such period and, if applicable, the full premium thereafter. Payment of the COBRA premium shall be made contemporaneous with the date the premiums are incurred and may not be exchanged for any other benefit or cash payment. Payment of premiums in one year will not affect the payment of premiums in any other year. In the event the payment of premiums under this paragraph would result in a discriminatory benefit under the Patient Protection and Affordable Care Act, the amount of the payment shall be treated as taxable income to Employee, or otherwise revised to comply with the Patient Protection and Affordable Care Act, preserving, to the greatest extent possible, the economic benefit provided by such premium payment.

The consideration described in this Section 5.3(i) and (ii) shall be referred to as the “Severance.”

6.             Restrictive Covenants, Confidentiality, and Intellectual Property.

6.1           Background. Company is engaged in the business of providing services that support intraoperative neuromonitoring activities during invasive surgeries (“Business”). Company owns controls and has exclusive access to Confidential and Proprietary Information (as defined in Paragraph 6.2(i) below) concerning its operations, methods and accumulated experience incidental to the operations and development of its Business. Employee acknowledges that by executing this Agreement and by reason of Employee's employment by the Company, Employee will receive specialized training with respect to the Business and come into possession of, have knowledge of and will contribute to Confidential and Proprietary Information and may establish substantial goodwill on behalf of the Company. Employee further acknowledges and agrees that the Company's Confidential and Proprietary Information is valuable, is not known to others in the relevant industry and gives the Company a substantial competitive advantage.

6.2           Confidential and Proprietary Information.

(i)            Definition of "Confidential and Proprietary Information." The term "Confidential and Proprietary Information" shall mean any and all confidential and/or proprietary knowledge, data or information of the Company. By way of illustration but not limitation, Confidential and Proprietary Information includes tangible and intangible information relating to Company trade secrets, formulations, products, processes, know-how, designs, formulas, methods, developmental or experimental work, data, drawings, worksheets, blueprints, concepts, samples, inventions, improvements, discoveries, research, marketing plans, business plans, budgets, unpublished financial statements, licenses, prices, costs, suppliers, customers and personnel. All Confidential and Proprietary Information owned, developed, or acquired by the Company shall remain the sole and exclusive property of the Company. Confidential and Proprietary Information also includes any information described above that the Company obtains from its clients or any other third party and that the Company treats as confidential, whether or not owned or developed by the Company.

(ii)           Non-disclosure of Confidential and Proprietary Information. At all times during and after Employee's employment with the Company, Employee will hold in strictest confidence and will not disclose, use, lecture upon or publish any of the Company's Confidential and Proprietary Information, except as such disclosure, use, or publication may be required in connection with Employee's work for the Company, or unless an officer of the Company to which Employee reports expressly authorizes such in writing. Employee will obtain Company's written approval before publishing or submitting for publication any material (written, verbal, or otherwise) that relates to Employee's work at Company and/or incorporates any Confidential and Proprietary Information. Employee hereby assigns to the Company any rights Employee may have or acquire in such Confidential and Proprietary Information and recognizes that all Confidential and Proprietary Information is and shall be the sole property of the Company and its assigns.

(iii)         No Improper Use of Information of Prior Employers and Others. During Employee's employment by the Company, Employee will not improperly use or disclose any confidential information or trade secrets, if any, of any former employer or any other person to whom Employee has an obligation of confidentiality, and Employee will not bring onto the premises of the Company any unpublished documents or any property belonging to any former employer or any other person to whom Employee has an obligation of confidentiality unless consented to in writing by that former employer or person. Employee will use in the performance of Employee's duties only information that is generally known and used by persons with training and experience comparable to Employee, that is common knowledge in the industry or otherwise legally in the public domain, or that is otherwise provided or developed by the Company.

6.3           Return of Company Documents. Upon termination of Employee's employment with the Company, or upon the Company's earlier request, Employee will promptly (a) deliver to the Company any and all drawings, notes, memoranda, specifications, devices, formulas, and documents, together with all copies thereof, and any other material (whether in hard copy, digitally stored, or in any other format or medium) containing or disclosing any Confidential and Proprietary Information of the Company (and will cooperate with the Company to ensure that no electronic copies thereof have been retained in or are retrievable from any personal property not belonging to the Company), and (b) return all Company property issued to Employee or otherwise in Employee's possession or control, including, without limitation, computers and computer equipment, phones and other mobile devices, and digital storage devices; except that Employee will be entitled to retain as his own personal property the laptop computer and cell phone issued to him provided that the Company information on such devices shall be subject to Section 6.2(ii) and (iii) and Section 6.7 of this Agreement. Employee further agrees that any property situated on the Company's premises and owned by the Company, including, but not limited to, disks and other storage media, filing cabinets or other work areas, is subject to inspection by the Company personnel at any time with or without notice. Prior to leaving, Employee will cooperate with the Company in completing and signing the Company's termination statement.

6.4           No Interference with NLRA or Reporting Rights. This Section 6, and all other provisions in this Agreement, are not intended to interfere with or restrain employee communications regarding wages, hours, or other terms and conditions of employment or to otherwise interfere with any rights Employee has under the National Labor Relations Act. This Section 6, and all other provisions in this Agreement, do not prohibit Employee from reporting possible legal violations to the government or from making other disclosures to the government that are protected under federal or state whistleblower provisions.

6.5           Defend Trade Secrets Act. Employee is advised that pursuant to the Defend Trade Secrets Act an individual will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and (ii) solely for the purpose of reporting or investigating a suspected violation of law, or (B) is made in a complaint or other document filed in a lawsuit or other proceeding if such filing is made under seal. Further, an individual who files a lawsuit alleging retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the individual's attorney and use the trade secret information in the court proceeding if the individual (1) files any document containing the trade secret under seal and (2) does not otherwise disclose the trade secret, except pursuant to court order. Employee understands that any disclosure by Employee of the Company's trade secrets not done in good faith consistent with the above may subject Employee to substantial damages, including punitive damages and attorney's fees.

6.6           Legally Compelled Disclosure. Nothing in this Agreement is intended to prohibit disclosure by Employee of information that is required to be disclosed pursuant to any applicable law, court order, or other governmental body or administrative or other agency. If permitted by law and subject to Section 6.4 and Section 6.5, Employee agrees to notify the Company as promptly as reasonably practicable after Employee receives a request for any such disclosure of Confidential and Proprietary Information and agrees, upon request by the Company, to reasonably cooperate (at the Company's expense) with the Company's lawful efforts to challenge or limit such disclosure.

6.7           Non-solicitation. Employee agrees to the following non-solicitation covenants during Employees employment with the Company and for 1 year after employment is terminated for any reason by either party:

(i)             Customer Non-solicitation. So long as Employee, at the time of this agreement, and at the time it is enforced, earns cash compensation of more than 60% of the threshold amount established for highly compensated workers by the state of Colorado, Employee shall not, whether directly or indirectly, solicit, communicate with or otherwise contact any of the Company's customers for the purpose of conducting any business with them which is substantially like the business conducted or anticipated to be conducted by the Company. For this purpose, "customer" means any person or entity in any country in which the Company does business with whom the Company has actually done business and with whom employee had material contact during Employee's employment with the Company. "Material contact" means (1) actual contact with customers, such as through the provision of services or sales visits or calls, (2) coming to know confidential information about a Company customer, such as by obtaining pricing and sales information, or (3) directing or coordinating other employees in calling, servicing, or soliciting customers. Employee agrees that this customer non-solicitation covenant is no broader than reasonably necessary to protect the Company's trade secrets.

(ii)            Employee Non-solicitation. Employee shall not directly or indirectly solicit or induce, or encourage another entity or person to solicit or induce, any person employed by the Company or any person retained by the Company as an independent contractor to terminate an employment relationship or contract with the Company or to obtain employment with another entity or person besides the Company.

6.8           Non-competition. During employment, Employee agrees that Employee will not, directly or indirectly, on Employee’s own behalf or on behalf of or in conjunction with any person, business, firm, company, or other entity, set up, join, become employed by, be engaged in, or provide any advice or services to, any enterprise (including, without limitation, any corporation, partnership, proprietorship, or other venture) which competes with Company. Employee agrees that this covenant is entered into to protect Company's trade secrets. Furthermore, this covenant is no broader than is reasonably necessary to protect Company's legitimate interest in protecting Company's trade secrets. Furthermore, for 1 year following the termination of Employee’s employment with the Company, Employee will not, directly or indirectly, on Employee’s own behalf or on behalf of or in conjunction with any person, business, firm, company, or other entity, set up, join, become employed by, be engaged in, or provide any advice or services to, any enterprise (including, without limitation, any corporation, partnership, proprietorship, or other venture), in any country in which the Company does business, that engages in the same business as any business of the Company: (1) with which Employee was actively involved during the last two years of Employee's employment with the Company or (2) about which Employee obtained or knew Confidential and Proprietary Information at any time during Employee's employment.

6.9           Protectable Interests. Employee acknowledges and agrees that (1) complying with the restrictions contained in this Agreement will not prevent Employee from earning a living, and (2) such restrictions are necessary and reasonable (including, without limitation, with respect to geographic scope and duration) to protect the Company's valid interests (including, without limitation, relationships with customers, goodwill, the protection of trade secrets and other Confidential and Proprietary Information, protection from unfair competition, and other protectable interests).

6.10         No Conflicting Obligation. Employee represents that Employee's performance of all the terms of this Agreement and as an employee of the Company does not and will not breach any agreement to keep in confidence information acquired by Employee in confidence or in trust prior to Employee's employment by the Company. Employee represents and agrees that Employee has not entered into and will not enter into, any agreement either written or oral in conflict with this Agreement.

7.             Work Product and Copyrights. Employee agrees that all right, title and interest in and to the materials resulting from the performance of Employee’s duties at Employer and all copies thereof, including works in progress, in whatever media, (the “Work”), will be and remain in Employer upon their creation. Employee will mark all Work with Employer’s copyright or other proprietary notice as directed by Employer. Employee further agrees:

7.1           To the extent that any portion of the Work constitutes a work protectable under the copyright laws of the United States (the “Copyright Law”), that all such Work will be considered a “work made for hire” as such term is used and defined in the Copyright Law, and that Employer will be considered the “author” of such portion of the Work and the sole and exclusive owner throughout the world of such copyright; and

7.2           If any portion of the Work does not qualify as a “work made for hire” as such term is used and defined in the Copyright Law, that Employee hereby assigns and agrees to assign to Employer, without further consideration, all right, title and interest in and to such Work or in any such portion of such Work and any copyright in such Work and further agrees to execute and deliver to Employer, upon request, appropriate assignments of such Work and copyright in such Work and such other documents and instruments as Employer may request to fully and completely assign such Work and copyright in such Work to Employer, its successors or nominees, and that Employee appoints Employer as attorney-in-fact to execute and deliver any such documents on Employee’s behalf in the event Employee should fail or refuse to do so within a reasonable period following Employer’s request.

8.             Inventions and Patents. For purposes of this Agreement, “Inventions” includes, without limitation, information, inventions, contributions, improvements, ideas, or discoveries, whether protectable or not, and whether or not conceived or made during work hours. Employee agrees that all Inventions conceived or made by Employee during the period of employment with Employer belong to Employer, provided they grow out of Employee’s work with Employer or are related in some manner to the Business, including, without limitation, research and product development, and projected business of Employer or its affiliated companies. Accordingly, Employee:

8.1           Will make adequate written records of such Inventions, which records will be Employer’s property;

8.2           Does hereby assign to Employer any rights Employee may have to such Inventions for the U.S. and all foreign countries;

8.3           Will waive and agree not to assert any moral rights Employee may have or acquire in any Inventions and agree to provide written waivers from time to time as requested by Employer; and

8.4           Will assist Employer (at Employer’s expense) in obtaining and maintaining patents or copyright registrations with respect to such Inventions.

Employee understands and agrees that Employer or its designee will determine, in its sole and absolute discretion, whether an application for patent will be filed on any Invention that is the exclusive property of Employer, as set forth above, and whether such an application will be abandoned prior to issuance of a patent.

Employee further agrees that Employee will promptly disclose in writing to Employer during the term of Employee’s employment and for 1 year thereafter, all Inventions whether developed during the time of such employment or thereafter (whether or not Employer has rights in such Inventions) so that Employee’s rights and Employer’s rights in such Inventions can be determined. Employee represents and warrants that Employee has no Inventions, software, writings or other works of authorship useful to Employer in the normal course of the Business, which were conceived, made or written prior to the date of this Agreement and which are excluded from the operation of this Agreement.

NOTICE:      This Section 8 does not apply to Inventions for which no equipment, supplies, facility, or trade secret information of Employer was used and which was developed entirely on Employee’s own time, unless: (a) the Invention relates (i) directly to the business of Employer or (ii) to Employer’s actual or demonstrably anticipated research or development, or (b) the Invention results from any work performed by Employee for Employer.

9.             Remedies. Notwithstanding other provisions of this Agreement regarding dispute resolution, Employee agrees that Employee’s violation of any of Sections 6, 7 or 8 of this Agreement would cause Employer irreparable harm which would not be adequately compensated by monetary damages and that an injunction may be granted by any court or courts having jurisdiction, restraining Employee from violation of the terms of this Agreement, upon any breach or threatened breach of Employee of the obligations set forth in any of Sections 6, 7 or 8. The preceding sentence shall not be construed to limit Employer from any other relief or damages to which it may be entitled as a result of Employee’s breach of any provision of this Agreement, including Sections 6, 7 or 8. Employee also agrees that a violation of any of Sections 6, 7 or 8 would entitle Employer, in addition to all other remedies available at law or equity, to recover from Employee any and all funds, including, without limitation, wages, salary and profits, which will be held by Employee in constructive trust for Employer, received by Employee in connection with such violation.

10.           Security and Access. Employee agrees to comply with all Company security policies and procedures including without limitation those regarding computer equipment, facilities access, monitoring, key cards, access codes, Company intranet, social media and instant messaging systems, computer systems, e-mail systems, computer networks, document storage systems, software, data security, passwords and any and all other Company IT resources and communications technologies (“Facilities and Information Technology Resources”). Employee further agrees not to access or use any Facilities and Information Technology Resources except as authorized by the Company, and to not access or use any Facilities and Information Technology Resources in any manner after the termination of Employee’s employment with the Company, whether such termination it voluntary or involuntary. Employee agrees to notify the Company promptly if Employee learns of any violation of any Company security policies or procedures by others, or of any misappropriation or unauthorized access, use, reproduction, or reverse engineering of, or tampering with any Facilities and Information Technology Resources, or other Company property or materials, by others.

11.           Fees Related to Dispute Resolution. Unless otherwise agreed, the prevailing party will be entitled to its costs and attorneys’ fees incurred in any litigation or dispute relating to the interpretation or enforcement of this Agreement.

12.           Disclosure. Employee agrees fully and completely to reveal the terms of this Agreement to any future employer or potential employer of Employee and authorizes Employer, at its election, to make such disclosure.

13.           Representation of Employee. Employee represents and warrants to Employer that Employee is free to enter into this Agreement and has no contract, commitment, arrangement or understanding to or with any party that restrains or is in conflict with Employee’s performance of the covenants, services and duties provided for in this Agreement. Employee agrees to indemnify Employer and to hold it harmless against any and all liabilities or claims arising out of any unauthorized act or acts by Employee that, the foregoing representation and warranty to the contrary notwithstanding, are in violation, or constitute a breach, of any such contract, commitment, arrangement or understanding. Employee acknowledges and agrees that effective as of the date hereof the Prior Employment Agreement shall be superseded in its entirety by this Agreement.

14.           Conditions of Employment. Employer’s obligations to Employee under this Agreement are conditioned upon Employee’s timely compliance with requirements of the United States immigration laws. All monetary amounts stated in this Agreement are expressed in, and shall be payable in, United States dollars.

15.           Assignability. During Employee’s employment, this Agreement may not be assigned by either party without the written consent of the other; provided, however, that Employer may assign its rights and obligations under this Agreement without Employee’s consent to a successor by sale, merger or liquidation, if such successor carries on the Business substantially in the form in which it is being conducted at the time of the sale, merger or liquidation. This Agreement is binding upon Employee, Employee’s heirs, personal representatives and permitted assigns and on Employer, its successors and assigns.

16.           Notices. Any notices required or permitted to be given hereunder are sufficient if in writing and delivered by hand, by facsimile, by registered or certified mail, or by overnight courier, to Employee at [redacted] or by email at [redacted] or to the Company in care of the Board of Directors and to the attention of the Chair of the Board of Directors at the Company’s address. Notices shall be deemed to have been given (i) upon delivery, if delivered by hand, (ii) seven days after mailing, if mailed, (iii) one business day after delivery, if delivered by courier, and (iv) one business day following receipt of an appropriate electronic confirmation, if by facsimile or by e-mail.

17.           Severability. If any provision of this Agreement or compliance by any of the parties with any provision of this Agreement constitutes a violation of any law, or is or becomes unenforceable or void, then such provision, to the extent only that it is in violation of law, unenforceable or void, shall be deemed modified to the extent necessary so that it is no longer in violation of law, unenforceable or void, and such provision will be enforced to the fullest extent permitted by law. The Parties shall engage in good faith negotiations to modify and replace any provision which is declared invalid or unenforceable with a valid and enforceable provision, the economic effect of which comes as close as possible to that of the invalid or unenforceable provision which it replaces. If such modification is not possible, said provision, to the extent that it is in violation of law, unenforceable or void, shall be deemed severable from the remaining provisions of this Agreement, which provisions will remain binding on the parties.

18.           Waivers. No failure on the part of either party to exercise, and no delay in exercising, any right or remedy hereunder will operate as a waiver thereof; nor will any single or partial waiver of a breach of any provision of this Agreement operate or be construed as a waiver of any subsequent breach; nor will any single or partial exercise of any right or remedy hereunder preclude any other or further exercise thereof or the exercise of any other right or remedy granted hereby or by law.

19.           Governing Law. The validity, construction, interpretation and performance of this Agreement shall be governed by the laws of the State of Colorado without regard to the conflicts of law provisions of such laws. A state or federal court of competent jurisdiction in Colorado shall have exclusive jurisdiction of any lawsuit arising from or relating to Employee’s employment with, or termination from, Employer, or arising from or relating to this Agreement. Employee consents to such venue and personal jurisdiction.

20.           409A Savings Clause. The parties intend that payments or benefits payable under this Agreement not be subject to the additional tax imposed pursuant to Internal Revenue Code of 1986, as amended, (the “Code”) Section 409A (“Section 409A”), and the provisions of this Agreement shall be construed and administered in accordance with such intent. To the extent such potential payments or benefits could become subject to Section 409A, the parties shall cooperate to amend this Agreement with the goal of giving Employee the economic benefits described herein in a manner that does not result in such tax being imposed. If the parties are unable to agree on a mutually acceptable amendment, the Company may, without Employee’s consent and in such manner as it deems appropriate or desirable, amend or modify this Agreement or delay the payment of any amounts hereunder to the minimum extent necessary to meet the requirements of Section 409A.

21.           280G Excise Tax. In the event the payments and the value of any benefit received or to be received by Employee under this Agreement would result in all or a portion of such amount being subject to excise tax under Section 4999 of the Code, then the amount Employer shall pay Employee shall be either (A) the full amount of such payments and the value of benefits received or to be received by Employee notwithstanding the provisions of this Section 2(e) (the “Full Payment”) or (B) such lesser amount as determined by Employer in accordance with this Section 2(e) that would result in no portion of the payment being subject to excise tax under Section 4999 of the Code (the “Excise Tax”), whichever of the foregoing amounts, taking into account the applicable Federal, state, and local employment taxes, income taxes, and the Excise Tax, results in the receipt by Employee, on an after-tax basis, of the greatest amount of the payment notwithstanding that all or some portion of the payment may be subject to the Excise Tax. Employer shall determine the order and amounts by which Full Payment is reduced. All determinations required to be made under this Section 2(e) shall be made by a nationally recognized accounting firm that is Employer’s outside auditor immediately prior to the event triggering the payments that are subject to the Excise Tax (the “Accounting Firm”). Employer shall cause the Accounting Firm to provide detailed supporting calculations of its determinations to Employer and Employee. Notice must be given to the Accounting Firm within fifteen (15) business days after an event entitling Employee to any portion of the Full Payment and the Accounting Firm’s determination must be made within thirty (30) days of such notice. All fees and expenses of the Accounting Firm shall be borne solely by Employer. The Accounting Firm’s determinations must be made with substantial authority (within the meaning of Section 6662 of the Code). The determination by the Accounting Firm shall be final and binding on Employee and Employer.

22.           Counterparts. This agreement may be executed in counterpart in different places, at different times and on different dates, and in that case all executed counterparts taken together collectively constitute a single binding agreement.

23.           Costs and Fees Related to Negotiation and Execution of Agreement. Each Party shall be responsible for the payment of its own costs and expenses, including legal fees and expenses, in connection with the negotiation and execution of this Agreement. Neither Party will be liable for the payment of any commissions or compensation in the nature of finders' fees or brokers' fees, gratuity or other similar thing or amount in consideration of the other Party entering into this Agreement to any broker, agent or third party acting on behalf of the other Party.

24.           Entire Agreement. This Agreement contains the entire agreement of the parties with respect to the relationship between Employee and Employer and supersedes all prior agreements and understandings (including, without limitation, the Prior Employment Agreement), and there are no other representations or agreements other than as stated in this Agreement related to the terms and conditions of Employee’s employment, compensation, bonus (annual or special), severance or payments contingent upon termination of employment or any other event, whether in writing or otherwise. This Agreement may be changed only by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification, extension or discharge is sought, and any such modification shall require the approval of the Board.

[signatures next page]

IN WITNESS WHEREOF, the parties have duly signed and delivered this Agreement as of the day and year first above written.

EMPLOYER

Assure Holdings Corp.

By:	/s/ Steven Summer

Title:	Chair of the Compensation Committee

Date:	December 26, 2023

EMPLOYEE

/s/ John Farlinger
John Farlinger

Date:	December 27, 2023

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